Exhibit 4.3
Description of the Registrant’s Securities Registered Pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended

The common stock, par value $0.01 per share ("Common Stock") and the 8.250% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), of DiamondRock Hospitality Company ("DiamondRock," "we," or "our") are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following description sets forth certain general terms and provisions of our Common Stock and Series A Preferred Stock. These descriptions are in all respects subject to and qualified in their entirety by, and should be read in conjunction with, the applicable provisions of our Articles of Amendment and Restatement, as further amended, corrected and supplemented (our "Articles") and our Fourth Amended and Restated Bylaws, as amended (our "Bylaws"), each of which is incorporated herein by reference and copies of which are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the applicable provisions of the Maryland General Corporation Law (the "MGCL").

Common Stock

Subject to the provisions of our Articles regarding the restrictions on ownership and transfer of stock and to the power of our board of directors to create Common Stock with differing voting rights, each share of our Common Stock will have equal dividend, liquidation and other rights.

Dividend Rights

Our board of directors may authorize, declare and pay dividends on our Common Stock out of assets legally available therefor, subject to the preferential rights of any other class or series of stock and to the provisions of our Articles regarding the restrictions on ownership and transfer of stock.

Voting Rights

Subject to the provisions of our Articles regarding the restrictions on ownership and transfer of stock, each outstanding share of our Common Stock entitles its holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power.

See "Description of Certain Material Provisions of Maryland Law, Our Articles and Our Bylaws—Number, Election and Removal of Directors" below for more information.

Distributions on Liquidation

In the event of our liquidation, dissolution or winding up and after payment of or adequate provision for all of our known debts and liabilities, holders of our Common Stock are entitled to share ratably in the assets of our company legally available for distribution to our stockholders.

Other Rights

Our Common Stock has no preference, conversion, exchange or redemption rights, is not subject to any sinking fund, and generally has no appraisal rights. Holders of our Common Stock have no preemptive rights, which means that ownership of our Common Stock does not confer the right to acquire any additional securities that we may issue at a subsequent date.

Restrictions on Ownership and Transfer

Exhibit 4.3
To assist us in complying with certain U.S. federal income tax requirements applicable to real estate investment trusts ("REITs"), among other purposes, we have adopted certain restrictions relating to the ownership and transfer of our Common Stock. For more information, see the section entitled "Restrictions on Ownership and Transfer."

Stock Exchange Listing

Our shares of Common Stock are listed on the New York Stock Exchange ("NYSE") under the symbol "DRH".

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company ("AST").

Relationship to Preferred Stock and Other Classes of Common Stock

Our board of directors may authorize the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), from time to time, in one or more classes or series. Our Articles authorize our board of directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of Preferred Stock into other classes or series of stock. Prior to the issuance of shares of each class or series of Preferred Stock, our board of directors is required by the MGCL and our Articles to set, subject to the provisions of our Articles regarding the restrictions on ownership and transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. The issuance of Preferred Stock could have the effect of restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock or delaying, deterring or preventing a change in control. For further information, see the section entitled "Description of Certain Material Provisions of Maryland Law, Our Articles and Our Bylaws—Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock."

Series A Preferred Stock

Ranking

Our Series A Preferred Stock ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•senior to all classes or series of our Common Stock and to any other class or series of our capital stock expressly designated as ranking junior to our Series A Preferred Stock;

•on parity with any class or series of our capital stock expressly designated as ranking on parity with our Series A Preferred Stock; and

•junior to any other class or series of our capital stock expressly designated as ranking senior to our Series A Preferred Stock.

The term "capital stock" does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, ranks senior in right of payment to our Series A Preferred Stock. Our Series A Preferred Stock also ranks junior in right of payment to our other existing and future debt obligations.

Dividend Rights

Exhibit 4.3
Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to our Series A Preferred Stock with respect to dividend rights, holders of shares of our Series A Preferred Stock are entitled to receive cumulative cash dividends on the Series A Preferred Stock when, as and if authorized and declared by our board of directors from, and including, the date of original issue, payable quarterly in arrears on or about March 31, June 30, September 30 and December 31 of each year, at the rate of 8.250% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $2.0625 per share). Dividends on our Series A Preferred Stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized or declared.

Conversion Rights

Upon the occurrence of a Change of Control (as defined below), each holder of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date (as defined below), we have provided or provide notice of our election to redeem our Series A Preferred Stock) to convert some or all of our Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our Common Stock per share of Series A Preferred Stock to be converted equal to the lesser of:

•the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•9.7466 (i.e., the “Share Cap”), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to our Series A Preferred Stock.

If, prior to the Change of Control Conversion Date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of our Series A Preferred Stock will not have any right to convert the shares of our Series A Preferred Stock selected for redemption in connection with the Change of Control Conversion Right and any shares of Series A Preferred Stock subsequently selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

A "Change of Control" is when, after the original issuance of our Series A Preferred Stock, the following have occurred and are continuing:

•the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Exhibit 4.3
The "Change of Control Conversion Date" is the date our Series A Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.

The "Common Stock Price" is (i) if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, the amount of cash consideration per share of our Common Stock or (ii) if the consideration to be received in the Change of Control by holders of our Common Stock is other than solely cash (x) the average of the closing sale prices per share of our Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our Common Stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our Common Stock is not then listed for trading on a U.S. securities exchange.

Except as provided above in connection with a Change of Control, our Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption

Our Series A Preferred Stock has no stated maturity date and is not subject to mandatory redemption or any sinking fund. We are not required to set aside funds to redeem our Series A Preferred Stock. Accordingly, our Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem the shares at our option or, under limited circumstances where the holders of our Series A Preferred Stock have a conversion right, such holders decide to convert our Series A Preferred Stock into our Common Stock.

Optional Redemption.

Our Series A Preferred Stock may not be redeemed prior to August 31, 2025, except in limited circumstances to preserve our status as a REIT for federal income tax purposes and pursuant to the special optional redemption provision described below. On and after August 31, 2025, we may, at our option, redeem our Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) on such Series A Preferred Stock up to, but excluding, the date of redemption. However, unless full cumulative dividends on our Series A Preferred Stock for all past dividend periods shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent us from taking action necessary to preserve our status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption.

Upon the occurrence of a Change of Control, we may, at our option, redeem our Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we exercise any of our redemption rights relating to our Series A Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of Series A Preferred Stock will not have the conversion right described above with respect to the shares called for redemption.

Voting Rights

Holders of shares of our Series A Preferred Stock generally have no voting rights. However, if we are in arrears on dividends on our Series A Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of

Exhibit 4.3
shares of our Series A Preferred Stock (voting separately as a class together with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of the holders of at least 10% of such stock or at our next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends with respect to our Series A Preferred Stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of our Series A Preferred Stock, together with the holders of all other shares of any class or series of preferred stock ranking on parity with our Series A Preferred Stock with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up (voting together as a single class), is required for us to authorize or issue any class or series of stock ranking senior to our Series A Preferred Stock or to amend any provision of our Articles so as to materially and adversely affect the rights, preferences, privileges or voting powers of our Series A Preferred Stock. If the proposed amendments to our Articles would materially and adversely affect the rights, preferences, privileges or voting powers of our Series A Preferred Stock disproportionately relative to other classes or series of preferred stock ranking on parity with our Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, the affirmative vote of the holders of at least two-thirds of the outstanding shares of our Series A Preferred Stock, voting separately as a class, is also required.

Distributions on Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities and any class or series of our capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share of Series A Preferred Stock, plus an amount per share equal to accrued and unpaid dividends (whether or not authorized or declared) up to, but excluding, the date of payment, before any distribution or payment is made to holders of our Common Stock and any other class or series of capital stock ranking junior to our Series A Preferred Stock.

Restrictions on Ownership and Transfer

To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, among other purposes, we have adopted certain restrictions relating to the ownership and transfer of our Series A Preferred Stock. For more information, see the section entitled "Restrictions on Ownership and Transfer."

Stock Exchange Listing

Our shares of Series A Preferred Stock are listed on the NYSE under the symbol "DRH Pr A".

Transfer Agent and Registrar

The transfer agent and registrar for our Series A Preferred Stock is AST.

Restrictions on Ownership and Transfer

In order for us to qualify for and maintain our status as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year.

Exhibit 4.3
In order for us to qualify as a REIT under the Code, among other purposes, our Articles, subject to certain exceptions, contain restrictions on the number of shares of our capital stock that a person may beneficially own. Our Articles provide that, subject to some exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of our Common Stock or Series A Preferred Stock or more than 9.8% of the value of the aggregate outstanding shares of our capital stock (the "Ownership Limit"), except that certain "look through entities," such as mutual funds, may beneficially own up to 15% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of our Common Stock, up to 15% (in value or number of shares, whichever is more restrictive) of our Series A Preferred Stock, or up to 15% of the value of the aggregate outstanding shares of our capital stock (the "Look-Through Ownership Limit"). Our board of directors has waived this ownership limitation for certain investors in the past. Our Bylaws provide that our board of directors will exempt any person from the Ownership Limit and the Look-Through Ownership Limit, provided that:

•such person shall not beneficially own shares of capital stock that would cause an "individual" (within the meaning of Section 542(a)(2) of the Code, but not including a "qualified trust" (as defined in Code Section 856(h)(3)(E)) subject to the look-through rule of Code Section 856(h)(3)(A)(i)) to beneficially own (i) shares of capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of our stock or (ii) in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our Common Stock or Series A Preferred Stock;

•the board of directors obtains such representations, undertakings and agreements from such person as are reasonably necessary to ascertain that such person's ownership of such shares of capital stock will not now or in the future jeopardize our ability to qualify as a REIT under the Code; and

•such person agrees that any violation or attempted violation of any such representations or undertakings (or any action which is contrary to the foregoing restrictions) will result in the automatic transfer of the shares of stock causing such violation to the Trust (as defined below).

Any amendment, alteration or repeal of this provision of our Bylaws shall be valid only if approved by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally in the election of directors. The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

Our Articles also prohibit any person from (a) owning shares of our capital stock if such ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code, (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons, (c) owning shares of our capital stock if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such, including as a result of any of our hotel management companies failing to qualify as "eligible independent contractors" under the REIT rules and (d) owning shares of our capital stock if such ownership would result in our failing to qualify as a REIT for U.S. federal income tax purposes. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of these restrictions on transferability and ownership will be required to give notice immediately to us (or, in the case of a proposed or attempted transaction, at least 15 days prior notice) and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Prior to granting a waiver or exemption from the Ownership Limit or the Look-Through Ownership Limit, the foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in the best interests of the company to attempt to qualify, or continue to qualify, as a REIT.

If any transfer of shares of our capital stock or other event occurs which, if effective, would result in any person beneficially or constructively owning shares of our capital stock in excess or in violation of the above transfer and

Exhibit 4.3
ownership limitations (a "Prohibited Owner"), then that number of shares of our capital stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in our Articles) prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of our capital stock. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust (the "Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by us that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the Trust, the Trustee shall sell the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our Articles. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Articles) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by us that shares of stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of our capital stock held in the Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

In addition, until the completion of our initial public offering, at which time our Common Stock became "publicly-offered securities" for purposes of certain regulations promulgated under ERISA by the U.S. Department of Labor, or the Plan Assets Regulation, our Articles limited equity participation by "benefit plan investors" to less than 25% in the aggregate so that such participation in any class of our equity securities by such "benefit plan investors" would not be deemed "significant." For such purposes, the terms "benefit plan investors" and "significant" are determined by reference to the Plan Assets Regulation. We believe that, under the Plan Assets Regulation, our Common Stock should be considered "publicly-offered securities" after our initial public offering and therefore this

Exhibit 4.3
25% limitation is no longer applicable to our Common Stock. However, "benefit plan investors" are prohibited from owning any class of our capital stock that does not qualify as "publicly-offered securities."

All certificates representing shares of Common Stock and Preferred Stock, if any, will bear a legend referring to the restrictions described above.

Each stockholder shall provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the Common Stock or otherwise be in the best interests of our stockholders.

Description of Certain Material Provisions of Maryland Law, Our Articles, and Our Bylaws

Power to Reclassify Shares of Our Stock

Our Articles authorize our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including Common Stock and Preferred Stock. Prior to the issuance of shares of each class or series, the board of directors is required by Maryland law and by our Articles to set, subject to the provisions of our Articles regarding restrictions on ownership and transfer of stock, the terms of any outstanding class or series of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of Common Stock or Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our Common Stock or that stockholders may believe is in their best interests.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Our authorized capital stock consists of 400,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. Our Articles authorize our board of directors to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our Common Stock or Preferred Stock and to classify or reclassify unissued shares of our Common Stock or Preferred Stock and thereafter to cause us to issue such classified or reclassified shares of stock without further action by our stockholders, unless stockholder consent is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. We believe these provisions provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our Common Stock or that stockholders may believe is in their best interests.

Number, Election and Removal of Directors

Our Bylaws provide that the number of directors may be set only by our board of directors, but may never be less than the minimum number required by the MGCL nor more than 15. Our Bylaws provide that, in a contested election, a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. In an uncontested election, a majority of all votes cast at a meeting of stockholders duly called and at which a quorum is present is required to elect a director. If an incumbent director fails to be re-elected by a majority of all votes cast in an uncontested election, that director is required under our Bylaws to tender his or her resignation to our board of directors for consideration. Additionally, pursuant to our Guidelines on Significant Governance Issues, the board of directors is required to accept the resignation of an incumbent director who is not elected pursuant to the majority voting standard in an uncontested election at each of two consecutive annual meetings of stockholders.

Exhibit 4.3

We have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Our Articles provide that a director may be removed with or without cause by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Charter Amendments and Extraordinary Corporate Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our Articles provide that, as permitted by the MGCL, if an amendment or action is declared advisable by the board of directors, such amendment or action may be approved by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Amendment of Bylaws

Our Bylaws provide that, with the exception of provisions in our Bylaws relating to the business combination and control share provisions of the MGCL and the waiver of the ownership limitations set forth in our Articles, which provisions may not be amended without the approval of the stockholders entitled to cast a majority of the votes entitled to be cast on the matter, our Bylaws may be altered, amended or repealed or new Bylaws may be adopted by either our board of directors or the affirmative vote of a majority of all votes entitled to be cast by the stockholders of the issued and outstanding shares of our Common Stock.

Business Combinations

Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which such Interested Stockholder becomes an Interested Stockholder. A person is not an Interested Stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an Interested Stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board.

Any such business combination entered into after the five-year prohibition must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the Interested Stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Exhibit 4.3

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Our board of directors has adopted a resolution opting out of the business combination provisions of the MGCL. This resolution provides that any alteration or repeal of the resolution by the board of directors shall be valid only if approved, at a meeting duly called, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors. Our Bylaws provide that any such alteration or repeal of the resolution will be valid only if approved, at a meeting duly called, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors. If this resolution is repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our capital stock. Our Bylaws provide that any amendment, alteration or repeal of this provision shall be valid only if approved, at a meeting duly called, by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Exhibit 4.3
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•a classified board of directors,

•a two-thirds vote requirement for removing a director,

•a requirement that the number of directors by fixed only by vote of the directors,

•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our Articles and Bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board and (b) vest in the board the exclusive power to fix the number of directorships. Additionally, our Articles provide, under Section 3-804(c) of the MGCL, that, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred. Our Articles prohibit us from electing to be subject to the provision of Subtitle 8 regarding a classified board of directors. This prohibition may not be repealed without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to the board of directors may be made only (i) by the board of directors or (ii) provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our Bylaws. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of DiamondRock.

Proxy Access Rights

Our Bylaws permit a stockholder or group of no more than 20 stockholders meeting specified eligibility requirements to include director nominees in our proxy materials for annual meetings of our stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements, have owned shares of Common Stock equal to at least 3% of the aggregate of the issued and outstanding shares of our Common Stock continuously for at least the prior three years. Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed the greater of two or 20% of the number of directors then in office. In general, we must receive written notice of a

Exhibit 4.3
nomination pursuant to these provisions no earlier than 150 days and no later than 120 days prior to the first anniversary of the date that we first mailed our proxy statement for the previous year's annual meeting of stockholders, in order for the notice to be timely. The notice must contain certain information specified in our Bylaws.